Instructions for Withdrawal
of
Previously Tendered Common Shares of Beneficial Interest
of
Advent/Claymore Enhanced Growth & Income Fund
If you tendered to Advent/Claymore Enhanced Growth & Income Fund, a Delaware statutory trust (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 4,420,984 (approximately 32.5%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 2017, and the related Letter of Transmittal, and you wish to withdraw all or any of your tendered Common Shares, please fill out the attached Notice of Withdrawal. If your Common Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Common Shares.
1.    Withdrawal. If you have tendered Common Shares pursuant to the Offer, you may withdraw Common Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Common Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Common Shares.
2.    Delivery of Notice of Withdrawal. Computershare Trust Company, N.A. (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on July 11, 2017 (the “Expiration Date”), which is the expiration date of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Common Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Common Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Common Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Common Shares.
3.    Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of Common Shares, if different from that of the person who tendered such Common Shares. If the Common Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (or, in the case of Common Shares tendered by book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) with (except in the case of Common Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by Direct Registration System transaction, the name of the registered holder (if different from that of the tendering holder of Common Shares) and the number of Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Common Shares. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys -in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.
NOTICE OF WITHDRAWAL
of Common Shares
of

ADVENT/CLAYMORE ENHANCED GROWTH & INCOME FUND
Previously Tendered
Pursuant to the Offer to Purchase Dated June 12, 2017
THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON
JULY 11, 2017, UNLESS EXTENDED
This Notice of Withdrawal is Submitted to:
Computershare
By Registered, Certified or Express Mail
By First Class Mail:     or Overnight Courier:
Computershare Trust Company, N.A.    Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions    c/o Voluntary Corporate Actions
P.O. Box 43011    250 Royall Street, Suite V
Providence, RI 02940-3011    Canton, MA 02021

By Facsimile Transmission
(For Eligible Institutions Only):

(617) 360-6810
Confirm by Telephone: (781) 575-2332
If you have any questions regarding this Notice of Withdrawal, please contact Georgeson LLC the Information Agent for the Offer, toll free at (888) 206-0860.

DESCRIPTION OF COMMON SHARES WITHDRAWN*
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on your Direct Registration Account(s))	Common Shares Withdrawn** (Please check appropriate box below)
(1) ☐ All (2) ☐ Partial: Number of Common Shares Withdrawn: ______
* Need not be completed by holders of Common Shares withdrawing by book-entry transfer.
** Unless otherwise indicated, it will be assumed that all Common Shares held in Direct Registration System, including any Common Shares held in the Fund’s distribution reinvestment plan (“DRIP”), is being withdrawn.

☐
CHECK HERE IF YOUR COMMON SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):
Window Ticket No. (if any):
Date of Execution of Notice of Guaranteed Delivery:
Name of Institution which Guaranteed Delivery:
__________________________________________________________________________
This Notice of Withdrawal is to be completed if you tendered common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Advent/Claymore Enhanced Growth & Income Fund, a Delaware statutory trust, in connection with its offer to purchase for cash up to 4,420,984 (approximately 32.5%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”) upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 2017, and the related Letter of Transmittal.
Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date: ______________________, 2017

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Common Shares have been delivered to the Depositary)

[For use by financial institutions only. Place medallion guarantee in space below.]

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